EXHIBIT 10.23

PCM, Inc.

Summary of Executive Bonus Plans

Set forth below was the executive incentive bonus plan for 2012 applicable to our current executive officers who participated in the plan. The Compensation Committee is currently reviewing and analyzing with third party compensation consultants to determine whether any changes will be made to the plan for fiscal year 2013. We currently expect that Simon Abuyounes, our President — PCM Logistics, LLC, and Oren Hartman, our Executive Vice President — Corporate Sales, will participate in the 2013 plan in a manner similar to other non-CEO executives.

On March 14, 2012, our Board of Directors approved and adopted a new executive incentive bonus plan and certain additional separate individual bonus plans for our executive officers to be effective for the fiscal year ending December 31, 2012. The new executive bonus plans were approved and recommended to the Board of Directors by the Compensation Committee after consideration by the Committee of our compensation philosophies, principles and processes as described in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2010 filed with the Securities and Exchange Commission on April 29, 2011. These philosophies, principles and processes provide for periodic review by the Committee of the performance of our executive officers, the components of their compensation and the effectiveness of our compensation programs in rewarding the contributions of our executive officers towards enhancing our specific business goals while retaining and motivating high quality individuals. In adopting the new executive bonus plans for the fiscal year ending December 31, 2012, the Committee considered a 2010 report from an independent third party compensation consultant, Towers Watson, together with other recent competitive market data.

The general executive bonus plans cover the following executive officers, with applicable incentive targets under the plans indicated as a percentage of base salary for each as follows:

Name	Title	Total Target	Executive Quantitative Plan % of Target		Executive Qualitative Plans % of Target
Frank Khulusi	Chairman and Chief Executive Officer	50% of base salary	100%		0%
Brandon LaVerne	Chief Financial Officer	40% of base salary	100%		0%
Rob Newton	EVP, General Counsel	40% of base salary	0%		100	%(1)
Joseph Hayek	President — PCM Sales, Inc.	40% of base salary	100	%(2)	0%

(1)        Mr. Newton did not participate in the executive quantitative plan based on an agreement between the company and Mr. Newton, which was originally entered into in June of 2004 in an effort to avoid any conflict of interest in the outcome of his legal advice to the company.

(2)        Mr. Hayek assumed a new role as of July 1, 2012.  In connection with his new role, his plan was revised to include 50% of his annual bonus based upon this executive incentive bonus plan, and the remaining 50% based upon quantitative targets of our former Sarcom subsidiary.  Mr. Hayek was also guaranteed a minimum bonus during the first half of 2012 of $25,000 and for the second half of 2012, his guarantee was a total of $12,500, regardless of quantitative achievement.

Executive Quantitative Plan

The executive quantitative plan will be funded at the above amounts if the company achieves 100% of a target of EBITDA for the 2012 calendar year. EBITDA is defined under the plan as earnings before interest, taxes, depreciation and amortization, and adjusted for non-recurring special charges, if any, to be excluded from the calculation of EBITDA in the discretion of the Compensation Committee, including, but not limited to non-cash adjustments such as goodwill and intangible asset adjustments, material unforeseen litigation and restructuring and related severance costs.

The plan also has a minimum EBITDA for any quantitative incentive bonuses to be paid under the plan and contains incentive bonus decelerators based on performance below the performance target. If the company’s performance falls below the performance target, but is at least 90% of the performance target, the incentive bonuses may be reduced by a percentage of the incentive bonus target equal to two times the percentage points by which EBITDA falls below the performance target. For example, if the company achieves 90% of the performance target, incentive bonuses under the plan may be funded at 80% of the target incentive bonus amounts described above.

Additional decelerators will apply if the company’s performance is between 80% and 90% of the performance target.  In such event, in addition to the first decelerator described above for performance between 90% and 100% of the performance target, the incentive bonus amounts may be further decreased by an additional eight times the percentage points by which EBITDA falls below 90% of the performance target. For example, if the company achieves 85% of the performance target, incentive bonuses under the plan may be funded at 40% of the incentive bonus amounts described above. If the company achieves less than 80% of the performance target, the plan will not be funded, and no incentive bonuses will be paid under the plan.

The plan also contains accelerators under which the incentive bonus amounts can exceed the above described target incentive bonus amounts. If the company’s performance is between 100% and 110% of the performance target, the incentive bonuses may be increased at a rate of two times the percentage points by which EBITDA exceeds 100% of the performance target.  For example, if the company achieves 110% of the performance target, the incentive bonuses may be paid at 120% of the above described incentive bonus target amounts.

Additional accelerators are available if the company’s performance is between 111% and 120% of the performance target. In such event, in addition to the first accelerator described above for performance between 100% and 110% of the performance target, the incentive bonus amounts may be further increased by an additional four times the percentage points by which the performance target exceeds 110%. For example, if the company achieves 120% of the performance target, the plan may be funded and incentive bonuses paid at 160% of the above described incentive bonus target amounts.

Further accelerators are available if the company’s performance is between 121% and 127% of the performance target.  In such event, in addition to the two accelerators described above for performance between 100% and 120% of the performance target, the incentive bonus amounts may be further increased by an additional six times the percentage points by which the performance target exceeds 120%.  For example, if the company achieves 125% of the performance target, the plan may be funded and incentive bonuses paid at 190% of the above described incentive bonus target amounts, with a maximum funding of 202% of the incentive bonus targets. If the company achieves 127% or more of the performance target, the plan may be funded and incentive bonuses paid at 202% of the above described incentive bonus target amounts.

Individual Qualitative Plans

In addition to any incentive earned under the executive quantitative plan above, Mr. Newton has certain individual qualitative targets that are tailored for his respective responsibilities to the company based on recommendations made by the CEO and approved by the Compensation Committee and shall be paid quarterly or annually in the discretion of the Compensation Committee.

General Terms

All amounts funded under the any of the above plans may be increased or reduced for each executive officer at the sole discretion of the Compensation Committee based upon qualitative or quantitative factors which the Compensation Committee may deem appropriate from time to time. In addition to participation in the above described plans, all of our executive officers are eligible for additional discretionary bonuses as determined from time to time by our Compensation Committee. No bonus is earned until it is paid under any of these plans. Therefore, in the event the employment of an executive eligible under these plans is terminated (either by the company or by the eligible executive, whether voluntarily or involuntarily) before a bonus is paid, the executive will not be deemed to have earned that bonus and will not be entitled to any portion of that bonus.